UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.

                           FORM 12b-25
                                                       SEC File Number 0-9394
                                                     CUSIP Number 092020 20 5
                    NOTIFICATION OF LATE FILING

                             (Check One)
( ) Form 10-K        ( ) Form 11-K        ( ) Form 20-F        (X) Form 10-Q

For Period Ended:  March 31, 1998
______________________________________________________________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
______________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Not Applicable.
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Part I -- Registrant Information

     Full Name of Registrant: Black Dome Energy Corporation
     Former Name if Applicable:    N/A
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Address of Principal Executive Office (Street and Number):

                           2374 Eldorado Lane
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City, State and Zip Code:  Evergreen, Colorado  80401
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Part II -- Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part III -- Narrative

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F or 10-Q or portion thereof could not be filed within the prescribed time period.

Due to other commitments, the Company's filing agent was unable to complete the Form 10-QSB in time to file the Form 10-QSB in a timely manner.

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Part IV -- Other Information

(1) Name and telephone number of person to contact in regard to this notification:

     Joe Huff                  303            231-9059
       (Name)           (Area Code)      (Telephone Number)

(2)  Have all other periodic reports required
     (under Section 13 or 15(d) of the
     Securities Exchange Act of 1934) during      [X] Yes [ ] No
     the preceding 12 months (or for such
     shorter period that the registrant was
     required to file such reports) been filed?
     If answer no identify report(s).

(3)  Is it anticipated that any significant
     change in results of operations from the
     corresponding period for the last fiscal     [ ] Yes [X] No
     year will be reflected by the earnings
     statements to be included in the subject report or portion thereof?

Registrant was not subject to the Commission's reporting requirements for the corresponding period for the last fiscal year.

                  Black Dome Energy Corporation
           --------------------------------------------
           (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                        BLACK DOME ENERGY CORPORATION

Date: May 15, 1998          By:/s/ Edgar J. Huff
                                Edgar J. Huff, President

[attention:      Intentional misstatements of omissions of fact constitute
Federal Criminal Violations (See 18 U.S.C. 1001).]